Exhibit 10.2

U.S. Energy Corp.
Performance Compensation Plan
2014 Performance Period Matrix

Plan Objectives

The objectives of the Performance Compensation Plan (the “Plan”) are to:

•	incentivize top level managers and senior management of U.S. Energy Corp (“US Energy” or the “Company”);
•	to improve shareholder value by accomplishing aggressive, yet realistic, financial and production objectives;
•	encourage employees to contribute to the ultimate goal of improving shareholder value by making participating employees eligible for an annual performance bonus under the Plan; and
•	heavily weighting the compensation of senior management towards performance based incentives.

Performance Period

The Performance Period shall be from January 1, 2014 to December 31, 2014.

Award Determination

The Compensation Committee and the Board shall have the authority, in their discretion, to determine whether any bonuses have been earned under the Plan for a particular Performance Period.  In addition to the Financial and Operation Factors defined below, the Compensation Committee and the Board shall have the authority, in their discretion; to impose an activation trigger (the “Bonus Trigger”) conditioning any awards under the Plan on the satisfaction of designated performance criteria.  In the event the Bonus Trigger has not been satisfied, the Compensation Committee and the Board shall have the authority, in their discretion, to reduce or forgo any bonuses under the Plan.

2014 Award Levels

The Threshold, Target, and Maximum bonus awards (as a percentage of base salary) for the 2014 Performance Period are provided on the below 2014 Bonus Award Matrix Criteria.

2014 Performance Metrics

The performance metrics utilized for 2014 will be Earnings per Share (“EPS”), Cash Flow from Operations (“Cash Flow”), Proved Reserves, and Production.  The Compensation Committee will establish threshold, target, and maximum levels for the performance metrics, the achievement of which will result in earned incentives equal to 50%, 100%, or 150% of the participant’s target award amount, respectively.  The Compensation

Committee will establish the threshold, target, and maximum levels for each metric comparative to the Company’s performance in the prior year. Performance levels achieved in between the threshold, target and maximum levels will result in awards being earned based on a straight-line pro-rata calculation between the target and the maximum or threshold, as applicable, provided, however, the Compensation Committee may not increase the amount of an award above the maximum level under the Plan.  Additionally, the Compensation Committee, in its discretion, may determine to reduce an award under the Plan even though certain objectives have been met.  See below 2014 Bonus Award Matrix Criteria.

Payment of Awards

Payment of all bonuses under the Plan is to be made after the Form 10-K for the year ended December 31, 2014 is filed, but before March 15, 2015.

2014 Bonus Award Matrix Criteria

Metric	% Allocated	Criteria
		50% for 20% increase
Increase in 2014 Year-End Proved Reserves above Year-End 2013 Proved Reserves	25%	100% for 30% increase
		150% for 40% increase
		50% for 25% increase
Increase in Average BOE/day above 2013	25%	100% for 40% increase
		150% for 55% increase
		50% for $20 million
Cash Flow from Operations for 2014	25%	100% for $25 million
		150% for $30 milliion
		50% for $0.05/share
Earnings Per Share for 2014	25%	100% for $0.10/share
		150% for $0.15/share